Exhibit 99.1

MOTORCAR PARTS & ACCESSORIES, INC
2929 California Street
Torrance, California 90503

Contact:	Selwyn Joffe Chairman of the Board, President and Chief Executive Officer Motorcar Parts & Accessories, Inc. (310) 972-4005	For Immediate Release

MPA ANNOUNCES STOCK REPURCHASE PROGRAM

Torrance, California, July 9, 2003 – Motorcar Parts & Accessories, Inc. (MPAA – Internet Billboard) announced today that its Board of Directors has authorized the repurchase of up to $300,000 of the Company’s common stock. The Company will begin implementing this program immediately and expects it to be completed by December 31, 2003.

“Despite a challenging economic and competitive environment, we believe that investing some of our cash flow in our own equity is an excellent use of capital. It is exciting to continue to deploy capital to help enhance our shareholder value,” said Selwyn Joffe, Chairman, President and CEO. “We will relentlessly pursue building value for our shareholders.”

The timing of share purchases, the actual number of shares purchased and the price to be paid will depend on the availability of shares, the prevailing market prices and other considerations which may affect the purchase of Company shares. Based on the closing price of the Company’s stock on July 8, 2003, of $3.65 per share, the number of shares authorized for repurchase represents slightly more than 1% of the outstanding common stock.

The repurchases generally will be effected through broker-assisted open market transactions, although the possibility of unsolicited negotiated transactions or other types of repurchases are not ruled out. No shares will be repurchased directly from directors, officers or affiliates of the Company.

MPA is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks. MPA has facilities in the United States in Torrance, California and Nashville, Tennessee, as well as overseas in Singapore and Malaysia.

DISCLOSURE REGARDING PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company’s relationship with any of its customers, including the increasing customer pressure for lower prices and more favorable payment terms, the Company’s failure to meet the financial covenants or the other obligations set forth in its bank credit agreement or the bank’s refusal to waive any such defaults, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the Securities and Exchange Commission.

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